Exhibit 10.22

October 28, 2008 David Gudmundson 430 North McCarthy Blvd Milpitas, California 95035	430 North McCarthy Blvd Milpitas, California 95035 USA 408 546-5000 www.jdsu.com

Re:	Your Employment with JDSU

Dear David:

Further to your recent discussions with the Company, this letter will confirm the terms of your continued employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”).

Effective immediately you will assume the role of Vice President and Senior Advisor, Optical Technologies, grade E100 within the Company’s leveling structure. You will continue to report to the Chief Executive Officer. Your new annualized base salary will be $200,000 effective on the next Company payroll cycle following the date of this letter and you will continue to participate in the Company’s Incentive Plan at your previous level of E300 for the remainder of the first half of fiscal 2009.

Commencing on January 4, 2009 your base salary will be reduced to $100,000 and your target incentive opportunity under the Company’s Incentive Plan for the second half of FY2009 will align with your new role and level at 35% of your base salary. For clarity, your previously granted equity awards will be unaffected by the change in your role and will continue to vest in accordance with the terms of each respective grant.

Consistent with Company policy, this letter represents the entire understanding between you and the Company regarding the terms of your employment with the exception of agreements relative to the protection of Company confidential and proprietary information, will supersede any previous discussions and understandings, and may not be modified except in writing signed by you and the Company.

To acknowledge your understanding and acceptance of the terms of this letter agreement we would appreciate your signing where indicated below.

Sincerely,

Brett Hooper Senior Vice President, Human Resources

Agreed and Accepted:	Date:

David Gudmundson